Exhibit 10.1
October 4, 2011
Ms. Denise L. Ramos
Chief Executive Officer and President
ITT Corporation
1133 Westchester Ave.
White Plains, NY 10604
Dear Denise:
The purpose of this letter is to set forth the terms and conditions of your employment with ITT Corporation (the “Company”), effective as of the Distribution Date, (the Distribution Date has the meaning set forth in the Distribution Agreement). The Company agrees to employ you as Chief Executive Officer and President and you agree to discharge faithfully, diligently, and to the best of your ability, your duties. You will report directly to the Board of Directors of the Company (the “Board”). Your principal work location will be White Plains, NY. You will be an at-will employee at all times.
1.	Compensation and Benefits.
a.	Annual Base Salary. Your beginning annual base salary will be $850,000. Your salary will be subject to review by the Compensation and Personnel Committee of the Board from time to time for consideration of possible increases based on your performance and other relevant circumstances.

b.	Target Annual Incentive. Beginning with performance year 2012, your annual incentive target will be set at 100% of base salary (“Target Annual Incentive”). The amount earned by you in respect of your Target Annual Incentive is discretionary and subject to your individual and Company performance, as determined by the Compensation and Personnel Committee of the Board.

c.	2012 Long-Term Incentive Awards. You are eligible to participate in the Company’s long-term incentive program with an annual target long-term incentive compensation opportunity. Your 2012 Long-Term Incentive Award will be set at $2,800,000, valued using the same methodology used to value 2012 long-term incentive awards to other senior management of the Company generally. The forms of award will be based on the Company’s 2012 long-term incentive award program, subject to review and approval of the Compensation and Personnel Committee of the Board. Such long-term incentive awards will be granted under the terms of the 2011 ITT Corporation Omnibus Incentive Plan (or a successor plan).

d.	Founders’ Grant. Your Founder’s Grant will be granted shortly following the spin-off of the Company from ITT Corporation and will have a value of $4,200,000, such value determined by the Compensation and Personnel Committee of the Board using the same methodology used to value founders’ grants to other senior management of the Company generally. One half of the Founder’s Grant award will be granted in the form of nonqualified stock options, with a per-share exercise price equal to the fair market value of a share of the Company’s stock on the date of grant and a ten-year term. The stock options will vest in equal annual installments on the first, second and third anniversaries of the grant date subject to your continued employment through each such vesting date. Should your employment be terminated by the Company other than for Cause (as defined below) before your stock options vest in full, they will continue to vest for the period during which you are receiving Severance Pay (as defined below), notwithstanding any provision of the applicable award agreement to the contrary. The remaining half of the Founder’s Grant award will be granted in the form of restricted stock units, which will cliff vest on the third anniversary of the grant date, subject to your continued employment through such vesting date. Upon vesting, these units will be settled immediately in shares of common stock of the Company, subject to satisfaction of all taxes due. Should your employment be terminated by the Company other than for Cause before such units vest, a prorated portion of such units will vest and be settled immediately upon your termination date, with your termination date considered to be the Scheduled Termination Date (as defined below), it being understood that in determining the prorated portion of such units that will vest, you shall be deemed to have continued your employment until the last day of the Severance Pay Period (as defined below), notwithstanding any provision of the applicable award agreement to the contrary. The Founder’s Grant equity award will be granted under the terms of the 2011 ITT Corporation Omnibus Incentive Plan.

e.	Benefits. You and your eligible dependants will be eligible to participate in the benefit programs and plans of the Company and its subsidiaries for which you are now eligible or for which you may become eligible in accordance with their provisions during the term of this agreement as in effect from time to time. Nothing in this letter agreement shall limit the Company’s ability to change, modify, cancel or amend any such policies or plans.

f.	Vacation. You are entitled to 5 weeks of paid vacation annually.
2.	Termination of Employment.
a.	Termination of Employment for Cause. You will not be eligible for Severance Pay if your employment is terminated by the Company for Cause or if you voluntarily terminate your employment for any reason (including as a result of your retirement after reaching the Normal Retirement Date (as defined below) or failing to return from an approved leave of absence, including a medical leave of absence).
i.	“Cause” shall mean action by you involving willful malfeasance or gross negligence or your failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on your part shall be considered “willful” unless it is done or committed in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

ii.	“Normal Retirement Date” shall mean the first day of the month which coincides with or follows your 65th birthday.
b.	Severance Pay Upon Termination of Employment Not for Cause. If the Company terminates your employment other than for Cause and other than as a result of your death or disability, in any case prior to your Normal Retirement Date, you shall be provided severance pay in an amount equal to two (2) times the sum of (x) the annual base salary in effect on the effective date of the termination of your employment (the “Scheduled Termination Date”), and (y) your Target Annual Incentive as of your Scheduled Termination Date (the “Severance Pay”).
i.	Terms and Conditions Applicable to Severance Pay. Severance Pay shall be paid in the form of periodic payments over a period of 24 months after the Scheduled Termination Date according to the regular payroll schedule (the “Severance Pay Period”).
1.	Severance Pay will, subject to your obligation to timely execute and deliver to the Company and not revoke the Release (as defined herein), commence on the first business day after the 60th day following the Scheduled Termination Date, with any installments of Severance Pay that would otherwise have been paid during the first 60 days after the Scheduled Termination Date delayed and paid in a lump sum on such 60th day after the Scheduled Termination Date.

2.	In the event of your death during the Severance Pay Period, the amount of Severance Pay remaining shall be paid in a discounted lump sum to your spouse or to such other beneficiary or beneficiaries designated by you in writing, or, if you are not married and failing such designation, to your estate.

3.	During the Severance Pay Period you must continue to be available to render to the Company reasonable assistance, consistent with the level of your prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will take into account any other commitments which you may have. After the Scheduled Termination Date and normal wind-up of your former duties pursuant to the prior two sentences, you will not be required to perform any regular services for the Company.

4.	Severance Pay will cease if you are rehired by the Company.
ii.	Benefits During Severance Pay. During the Severance Pay Period, except as provided herein, you will continue to be eligible for participation in Company employee benefit plans in accordance with the provisions of such plans as in effect from time to time. You will not be eligible to participate in any Company tax qualified retirement plans, non-qualified excess or supplemental benefit plans, short-term or long-term disability plans, the Company business travel accident plan or any new employee benefit plan or any improvement to any existing employee benefit plan adopted by the Company after the Scheduled Termination Date.

iii.	Excluded Executive Compensation Plans, Programs, Arrangements, and Perquisites. During the Severance Pay Period, you will not be eligible to accrue any vacation or participate in or receive awards under any (i) bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) stock option or stock related plans for executives (provided that you will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Scheduled Termination Date or (vi) other executive compensation program, plan, arrangement, practice, policy or perquisites (except as provided otherwise in clause (v) above), unless specifically authorized by the Company in writing.
c.	Disqualifying Conduct. If during the Severance Pay Period, you (i) engage in any activity which is inimical to the best interests of the Company; (ii) disparage the Company, its business, employees or directors; (iii) fail to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without the Company’s prior written consent, induce any employee of the Company to leave his or her Company employment; (v) without the Company’s prior written consent, engage in, become affiliated with, or become employed by any business competitive with the Company; or (vi) fail to comply with applicable provisions of the Company’s Code of Conduct or applicable Company Corporate Policies or any applicable Company Subsidiary Code or policies, then the Company will have no further obligation to provide Severance Pay.

d.	Release. The Company shall not be required to pay or continue any installments of Severance Pay or provide any termination benefits in accordance with this agreement unless you execute and deliver to the Company within 52 days following the Scheduled Termination Date a release, in a form provided by the Company, pursuant to which you discharge and release the Company, its affiliates, and their respective directors, officers, employees and employee benefit plans from all claims (other than for benefits to which you are entitled under any Company employee benefit plans) arising out of your employment or termination of employment (the “Release”), and such Release is not revoked by you within the seven-day statutory revocation period. You will also be required to resign your officership and any directorship upon your last day of active service with the Company.

e.	Treatment of Severance Pay and Other Compensation. Any Severance Pay or other compensation, including but not limited to any equity awards provided to you under this agreement, shall be treated in a manner consistent with the provisions of Section 409A of the Code. Coordination of Severance Pay with any pay or benefits provided by any applicable Company short-term or long-term disability plan shall be in accordance with the provisions of those plans.

f.	Miscellaneous. Except as provided in this agreement, you shall not be entitled to any notice of termination or pay in lieu thereof.
i.	In cases where Severance Pay is provided under this agreement, pay in lieu of any unused current year vacation entitlement will be paid to you in a lump sum.

ii.	Benefits under this agreement are paid for entirely by the Company from its general assets.

iii.	Any outstanding long-term incentive awards will be treated in accordance with the applicable plans and award agreements.
3.	Termination due to an Acceleration Event. If your employment is terminated due to a severance-qualifying termination under the terms of the Special Senior Executive Severance Pay Plan attached to this letter as Exhibit A, you will be entitled to receive the severance benefits provided under the terms of the Special Senior Executive Severance Pay Plan to the extent set forth in Section 10 of such plan.

4.	Compliance with Section 409A of the Code. This agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception, (ii) to the extent necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, all payments made and benefits provided upon your termination of employment shall only be made and provided upon a “separation from service” within the meaning of Section 409A of the Code, (iii) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax under Section 409A of the Code), at which point all payments deferred pursuant to such six-month delay shall be paid to you in a lump sum, and (iv) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral would avoid such accelerated or additional tax under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

5.	Miscellaneous.
a.	Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage paid, or (iv) such other method of deliver as provides a written confirmation of delivery. Notice to the Company shall be directed to:
Chief Human Resources Officer
ITT Corporation
1133 Westchester Ave.
White Plains, NY 10604
Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributes, at your home address as set forth in the records of the Company.
b.	Assignment of this Letter Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company may assign this letter agreement, without your consent, to any successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, the “Company” as used throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid. In the event of your death, all amounts and benefits then payable or otherwise due to you will be paid or provided to your estate except to the extent you have appointed a beneficiary in writing pursuant to the terms of any particular plan, policy or arrangement.

c.	Merger of Terms. Except as expressly provided herein, this letter agreement supersedes all prior discussions and agreements between you and the Company with respect to the subject matters covered herein.

Very truly yours,
/s/ Linda S. Sanford
Linda S. Sanford, Chair
ITT Compensation & Personnel Committee

Accepted:

/s/ Denise L. Ramos	October 17, 2011
Denise L. Ramos	Date
Chief Executive Officer and President
ITT Corporation